EXHIBIT 10

REVOLVER LOAN AGREEMENT

Dated as of

December 29, 2023,

by and among

EMPIRE NORTH DAKOTA LLC,

a Delaware limited liability company

and

EMPIRE ND ACQUISITION LLC,

a Delaware limited liability company

(COLLECTIVELY, "BORROWERS")

and

EQUITY BANK

(THE "BANK")

REVOLVER LOAN AGREEMENT

THIS REVOLVER LOAN AGREEMENT dated effective as of December 29, 2023 (the "Effective Date"), is entered into between EMPIRE NORTH DAKOTA LLC, a Delaware limited liability company ("END"), and EMPIRE ND ACQUISITION LLC, a Delaware limited liability company ("Acquisition", and, together with END, collectively, "Borrowers"), and EQUITY BANK, a Kansas banking corporation (the "Bank"). END and Acquisition are sometimes collectively referred to herein as a "Borrower" and collectively as the "Borrowers".

W I T N E S S E T H:

WHEREAS, Borrowers have requested the Bank to establish a revolving line of credit facility jointly and severally in favor of Borrowers in the maximum principal amount of FIFTEEN MILLION and NO/100 DOLLARS ($15,000,000.00) (the "Revolver Commitment") until the Revolver Final Maturity Date to be evidenced by Borrowers' Promissory Note (Revolver Note) payable to the order of the Bank and dated as of even date herewith in the stated face principal amount of $15,000,000.00 (as renewed, extended, rearranged, substituted, replaced, amended or otherwise modified from time to time, collectively the "Revolver Note"), pursuant to the terms, provisions and conditions of this Agreement; and

WHEREAS, the Bank is willing to establish the Revolver Commitment and make the Revolver Loan advances from time to time hereunder to Borrowers in the maximum principal amount of $15,000,000.00, subject to the Revolver Commitment Amount (initially stipulated to be $10,000,000.00) and the Collateral Borrowing Base, all upon the terms and conditions herein set forth, and upon Borrowers granting in favor of Bank a continuing and continuous, first priority mortgage lien, pledge of and security interest in not less than 80% Borrowers' producing oil, gas and other leasehold and mineral interests in counties in the States of North Dakota and Montana, along with certain contract rights, all as more particularly described and defined in the Security Instruments (as hereinafter defined), as collateral and security for all Indebtedness;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

When used herein, the following terms shall have the following meanings:

"Affiliate" shall mean any Person which, directly or indirectly, controls, or is controlled by, or is under common control with, another Person and any partner, officer or employee of any such Persons. For purposes of this definition, "control" shall mean the power, directly or indirectly, to direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.

"Agreement" shall mean this Revolver Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time.

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"Bankruptcy Event" shall mean, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or Governmental Authority having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or shall appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Mortgaged Property or shall order the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Mortgaged Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged and unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under the Bankruptcy Code or any other applicable insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Mortgaged Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to pay or shall fail to pay, or shall admit in writing its inability to pay, its debts generally as they become due.

"Base Rate" shall mean the prime rate of interest published by the Wall Street Journal, Southwest Edition, in its Money Rates columns as the prime rate or base rate on corporate loans at large U.S. money center commercial banks or a similar rate if such rate ceases to be published. If the prime rate is no longer announced or established for any reason, Bank may select as the alternate rate such other announced and established prime or base rate for corporate loans of the New York, New York money center bank that Bank deems in its sole discretion to be most comparable to the no longer announced or established rate.

"Business Day" shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Oklahoma are closed to business generally.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, together with all regulations and rulings promulgated with respect thereto.

"Change in Control" means any event, transaction or series of transactions whereby (a) at least 51% on a fully diluted basis of the economic and voting interests of either Borrower ceases to be owned and controlled directly or indirectly by Empire Petroleum Corporation or (b) substantially all of the assets of either Borrower are sold, leased or otherwise transferred.

"Closing Date" shall mean the Effective Date.

"Collateral" shall have the meaning assigned to that term in Article III of this Agreement.

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"Collateral Borrowing Base" shall have the meaning assigned to the term in Section 4.2 of this Agreement.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U S. C. Section 61 et. seq.), as amended from time to time, and any successor statute.

"CPLTD" means the current portion of long-term debt that will be due within one year (twelve months) of the applicable measurement date.

"Current Assets" shall mean, at any date, the total combined current assets of Borrowers at such date, determined in conformity with GAAP.

"Current Liabilities" shall mean, at any date, all liabilities of Borrowers at such date which should, in conformity with GAAP, be classified as current liabilities on a combined balance sheet of Borrowers other than (a) liabilities with respect to any royalties held in suspense by Borrowers which, in the good faith determination of Borrowers and after consultation with the Bank, is reasonably determined to be a long-term liability, and (b) the current portion of long-term Indebtedness existing under this Agreement and any obligation with respect to any non-cash marked-to-market and non-cash early liquidation charges (or valuation account) under any Hedging Agreements or other derivatives or arising from any stock-based compensation.

"Current Ratio" shall mean the ratio of Borrowers' (i) Current Assets plus Borrowers' then current borrowing capacity under this Agreement to (ii) Current Liabilities minus CPLTD.

"Default Rate" shall mean the eighteen percent (18%), however in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

"EBITDAX" shall mean, with respect to Borrowers, for any period, the combined net income of Borrowers for such period: plus (i) without duplication and to the extent deducted in the calculation of combined net income for such period, the sum of (a) taxes imposed on or measured by income and franchise taxes paid or accrued; (b) interest expense; (c) amortization, depletion and depreciation expense; (d) any non-cash losses or charges on any Hedge Agreement resulting from the requirements of FASB ASC 815 for that period; (e) oil and gas exploration expenses (including all drilling, completion, geological and geophysical costs) for such period; (f) discretionary workover expenses; (g) losses from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business) and other extraordinary or non-recurring losses; and (h) other non-cash charges for such period ((1) including non-cash accretion to asset retirement obligations in accordance with FASB ASC 410, Accounting for Asset Retirement and Environmental Obligations, and (2) including non-cash deferred stock compensation expenses, but (3) excluding accruals for cash expenses in the ordinary course of business); minus (ii) without duplication and to the extent included in the calculation of combined net income for such period, the sum of (a) any non-cash gains on any Hedge Agreements resulting from the requirements of FASB ASC 815 for that period; (b) extraordinary or non-recurring gains; and (c) gains from sales or other dispositions of assets (other than Hydrocarbons produced in the ordinary course of business; provided, however, that EBITDAX shall be calculated on a pro forma basis acceptable to the Bank to give effect to (y) any acquisitions or dispositions (in a single transaction or a series of related transactions) after the

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Closing Date by Borrowers of oil and gas properties having an aggregate fair market value equal to or exceeding $500,000, and (z) any newly drilled wells after the Closing Date; in each case, made during the period beginning on the first day of the relevant four-quarter period and through the date of calculation as if such acquisition or disposition or newly drilled well had occurred on the first day of such four-quarter period.

"Environmental Laws" shall mean Laws, including without limitation federal, state or local Laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), including without limitation CERCLA, SARA, RCRA, HSWA, OPA, HMTA, TSCA and other Laws relating to (i) Polluting Substances or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.

"Equity Interest" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

"ERISA" shall mean the Federal Employee Retirement Income Security Act of 1974, as amended, together with all regulations and rulings promulgated with respect thereto.

"Event of Default" shall mean any of the events specified in Section 8.1 of this Agreement, and "Default" shall mean any event, which together with any lapse of time or giving of any notice, or both, would constitute an Event of Default.

"Free Cash Flow" shall mean Borrowers' combined EBITDAX for the trailing twelve (12) month period ending on the applicable test date, less: (i) debt service, (ii) capital expenditures, as funded by borrowings under this Agreement, and (iii) cash distributions made pursuant to Section 6.21 of this Agreement, calculated for the same twelve (12) month period.

"Funded Debt" shall mean, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all purchase money Indebtedness (including Indebtedness in respect of conditional sale or title retention arrangements and obligations in respect of the deferred purchase price of property or services) of such Person, including the principal portion of all obligations of such Person under capital leases, (iv) all contingent debt of such Person with respect to Funded Debt of another Person, (v) all Funded Debt of another Person secured by a Lien on any property of such Person, whether or not such Funded Debt has been assumed, and (vi) the Funded Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Funded Debt.

"GAAP" shall mean generally accepted accounting principles applied on a consistent basis in all material respects to those applied in the preceding period. Unless otherwise indicated herein, all accounting terms will be defined according to GAAP.

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"Governmental Authority" means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Guarantee Obligation" shall mean, as to any Person (the "guaranteeing person"), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

"Guarantor" means Empire Petroleum Corporation, a Delaware corporation, and any other Persons who execute Guaranty Agreements in favor of Bank pursuant to this Agreement.

"Guaranty Agreement" means that certain Guaranty Agreement from Guarantor(s), in favor of the Bank in form, scope and substance acceptable to the Bank.

"Hedge Agreement" means any interest rate or commodity swap, cap or collar agreements, interest rate and/or oil and gas future or option contracts, currency swap agreements, currency future or option contracts and rate or commodity Risk Management Agreements or other similar Risk Management Agreements, and includes without limitation any ISDA Agreement and related schedules and documents entered into by a Borrower with Bank's prior written consent, or any intercompany hedging agreement entered into between a Borrower and an Affiliate of a Borrower.

"hereby", "herein", "hereof", "hereunder" and similar such terms shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.

"Highest Lawful Rate" shall mean, with respect to the Bank, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Revolver Note or on any other Indebtedness under Laws applicable to the Bank which are presently in effect or, to the extent allowed by Law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable Laws now allow.

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"HMTA" shall mean the Hazardous Materials Transportation Act, as amended, together with all regulations and rulings promulgated with respect thereto.

"HSWA" shall mean the Hazardous and Solid Waste Amendments of 1984, as amended, together with all regulations and rulings promulgated with respect thereto.

"Hydrocarbons" shall have the meaning assigned to that term in the Mortgage.

"Indebtedness" shall mean and include any and all: (i) indebtedness, obligations and liabilities of Borrowers to the Bank incurred or which may be incurred or purportedly incurred hereafter pursuant to the terms of this Agreement, or any of the other Loan Documents, and any replacements, amendments, extensions, renewals, substitutions, amendments and increases in amount thereof, including all future advances and all such amounts as may be evidenced by the Revolver Note and all lawful interest, late charges, service fees, commitment fees, fees in lieu of balances, letter of credit fees and other charges, and all reasonable costs and expenses incurred in connection with the preparation, filing and recording of the Loan Documents, including attorneys' fees and legal expenses; (ii) all reasonable costs and expenses paid or incurred by the Bank, including attorneys' fees, in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Indebtedness, including interest on all sums so expended by the Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (iii) all sums expended by the Bank in curing any Event of Default or Default of Borrowers under the terms of this Agreement, the other Loan Documents or any other writing evidencing or securing the payment of the Revolver Note together with interest on all sums so expended by the Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate and (iv) any overdraft, return items or other similar or comparable ACH (automated clearing house) obligations and other treasury management obligations now or hereafter owing by Borrowers to the Bank.

"ISDA Agreement" means any International Swap Dealers Association agreement, as amended, modified, replaced or supplemented from time to time, together with schedules, exhibits, confirmations, addenda and annexes attached thereto from time to time.

"Laws" shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

"Letters of Credit" shall mean any and all letters of credit issued by Bank pursuant to the request of Borrowers in accordance with the provisions of Sections 2.1 and 2.6 hereof which at any time remain outstanding and subject to draw by the beneficiary, whether in whole or in part.

"Letter of Credit Exposure" means, at any date, the sum of (a) the aggregate face amount of all drafts that may then or thereafter be presented by beneficiaries under all Letters of Credit then outstanding, plus (b) the aggregate face amount of all drafts that the Letter of Credit Issuer has previously accepted under Letters of Credit but has not paid or reflected as advances against the Revolver Note.

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"Letter of Credit Issuer" means, for any Letter of Credit issued hereunder, the Bank, or in the event Bank does not for any reason issue a requested Letter of Credit, an Affiliate thereof or another financial institution designated by Bank to issue such Letter of Credit.

"Leverage Ratio" means the quotient of Borrowers' (i) total Funded Debt divided by (ii) EBITDAX, calculated quarterly and annually based on a trailing twelve months basis.

"Lien" shall mean any mortgage, pledge, security interest, assignment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction).

"Loan Documents" shall mean this Agreement, the Revolver Note, the Security Instruments (including without limitation, the Mortgage) and all other documents, instruments and certificates executed and delivered to the Bank by Borrowers pursuant to the terms of this Agreement.

"Material Adverse Change" shall mean any material and adverse change to (i) the assets, financial condition, business condition, operations or properties of Borrowers or Guarantor, and any future subsidiaries thereof taken as a whole different from the facts represented or warranted herein or any of the other Loan Documents, (ii) the ability of Borrowers or Guarantor to meet their obligations and other material obligations under the Loan Documents on a timely basis, or (iii) the enforceability of the material terms of any of the Loan Documents.

"MCR" shall have the meaning assigned thereto in Section 2.13 of this Agreement.

"Mortgage" shall have the meaning assigned to that term in Section 3.1 of this Agreement, including without limitation, any amendments thereto or supplements thereof.

"Mortgaged Property" shall mean the property covered by the Mortgage defined in Section 4.1(b) of this Agreement.

"OPA" shall mean the Oil Pollution Act of 1990, as amended, together with all regulations and rulings promulgated with respect thereto.

"Permitted Indebtedness" means the obligations in each of the following: (a) trade debt and capital leases incurred in the normal course of business, (b) contingent obligations arising from endorsements of payment, items for collection, or deposit in the ordinary course of business, and (c) any debt or other obligations of third parties disclosed to Bank and not constituting a breach of any loan covenant by Borrowers to Bank.

"Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, agency or political subdivision thereof.

"Polluting Substances" shall mean all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable

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explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in CERCLA/SARA, RCRA/HSWA and in the HMTA; provided, in the event either CERCLA/SARA, RCRA/HSWA or HMTA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided further, to the extent that the Laws of any State or other Tribunal establish a meaning for "hazardous substance", "hazardous waste," "hazardous material," "solid waste" or "toxic substance" which is broader than that specified in CERCLA/SARA, RCRA/HSWA, or HMTA, such broader meaning shall apply.

"Proven Reserves" has the meaning ascribed thereto in Section 4.1(c) of this Agreement.

"RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended, together with all regulations and rulings promulgated with respect thereto.

"Revolver Commitment" shall mean the Bank's obligation to make the Revolver Loan pursuant to the terms, provisions and conditions of this Agreement.

"Revolver Commitment Amount" shall be the maximum outstanding principal amount plus Letter of Credit Exposures the Bank agrees from time to time to make available under the Revolver Commitment (initially stipulated to be equal to $10,000,000.00).

"Revolver Final Maturity Date" shall mean December 29, 2026, unless otherwise extended or renewed in writing by the mutual agreement of Borrowers and the Bank.

"Revolver Loan" shall have the meaning ascribed to it in Section 2.1 of this Agreement.

"Revolver Note" shall have the meaning ascribed thereto in the Preamble of this Agreement, as more fully described and defined in Section 2.2 of this Agreement, together with each and every extension, renewal, modification, replacement, substitution, rearrangement, consolidation and change in form of any thereof which may be from time to time and for any term or terms effected.

"Risk Management Agreements" shall mean any commodity, interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement or other exchange, price or rate protection ISDA, Hedge Agreement or similar derivative agreements or any option with respect to any such derivative or hedging transaction.

"SARA" shall mean the Superfund Amendments and Re-authorization Act of 1987, as amended, together with all regulations and rulings promulgated with respect thereto.

"Security Instruments" shall mean the Mortgage and all other financing statements, security agreements, assignments, pledges, documents or writings and any and all amendments and supplements thereto, granting, conveying, assigning, transferring or in any manner providing the Bank with a security interest in any property as security for the repayment of all or any part of the Indebtedness.

"Subsidiaries" means, with respect to Borrowers at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be

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consolidated with those of Borrowers in Borrowers' financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Borrowers, or (b) that is, as of such date, otherwise controlled, by Borrowers or one or more subsidiaries of Borrowers.

"Taxes" shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.

"Tribunal" shall mean any municipal, state, commonwealth, Federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

"TSCA" shall mean the Toxic Substances Control Act, as amended, together with all regulations and rulings promulgated with respect thereto.

"U.S. Government Securities Business Day" shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Bank hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements of Borrowers herein.

ARTICLE II

LOANS

2.1       Revolver Commitment. Bank agrees, upon the terms and subject to the conditions hereinafter set forth, to make revolving loan advances (the "Revolver Loan") to Borrowers from the Closing Date until the Revolver Final Maturity Date, or until such later date as Bank shall have extended its Revolver Commitment in writing unless the Revolver Commitment shall be sooner terminated pursuant to the provisions of this Agreement, in such amounts as may from time to time be requested by Borrowers for payment of their existing secured indebtedness, development of oil and gas reserves, working capital needs, capital expenditures of Borrowers and for the issuance of standby letters of credit. In no event shall the aggregate unpaid principal amount of the Revolver Loan advanced, outstanding and unpaid at any time under the Revolver Note plus the amount of the requested Revolver Loan advance plus the amount of Letter of Credit Exposure at any time exceed the lesser of (i) the Collateral Borrowing Base (as calculated in accordance with the provisions of Article V of this Agreement) or (ii) the Revolver Commitment Amount, notwithstanding the face principal amount of the Revolver Note from time to time.

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2.2       Revolver Note. On the Closing Date, Borrowers shall execute and deliver to the order of the Bank a promissory note instrument in the stated face principal amount of $15,000,000.00 (the "Revolver Note"). The Revolver Note shall be dated as of the Closing Date and shall bear interest on unpaid balances of principal from time to time outstanding at a variable annual rate equal from day to day to the Base Rate plus one hundred and fifty basis points (1.50%), and in no event lower than 8.50%. The Revolver Note shall be payable as set forth therein. After maturity (whether by acceleration or otherwise), the Revolver Note shall bear interest at a per annum rate equal from day to day to the Default Rate payable on demand, unless there has been no default in Borrowers' payment obligations (other than Borrowers' failure to pay all unpaid principal and all accrued but unpaid interest due and payable at the Revolver Final Maturity Date) and Borrowers and Bank are negotiating a renewal or extension of the Revolver Note, in which circumstance the non-Default Rate specified herein shall continue to apply, but only until the Bank deems negotiations complete, in its sole discretion. Interest shall be calculated on the basis of a year of 360 days, but assessed for the actual number of days elapsed in each accrual period. Notwithstanding the stated face principal amount of the Revolver Note from time to time, in no event shall Borrowers request nor shall Bank be obligated to make any Revolver Loan advance that causes or results in the aggregate outstanding principal amount of the Revolver Note plus Letters of Credit Exposure to exceed the lesser of the then applicable Revolver Commitment Amount or the Collateral Borrowing Base then in effect.

All payments and prepayments shall be made in lawful money of the United States of America in immediately available funds. Any payments or prepayments on the Revolver Note received by the Bank after 2:00 o'clock p.m. (applicable current time in Tulsa, Oklahoma) shall be deemed to have been made on the next succeeding Business Day. Any voluntary prepayment may be without any penalty or premium and shall, unless Borrowers direct otherwise in writing and no payment is then due and owing, be applied first to accrued but unpaid interest then to the principal. All outstanding principal of and accrued interest on the Revolver Note not previously paid hereunder shall be due and payable at the Revolver Final Maturity Date, unless such maturity shall be extended by the Bank in writing or accelerated pursuant to the terms hereof.

2.3       Proceeds of Sale of Mortgaged Property. In the event any undivided interest in any of the Mortgaged Property is sold and causes a Collateral Borrowing Base Deficiency (as defined in Section 4.3 hereof), the sales proceeds of any such sale shall be applied initially to the outstanding principal balance of the Revolver Note, then to accrued interest under the Revolver Note; provided, however, no such sale shall occur except as permitted in Section 6.16 hereof or in the Mortgage or without the prior written consent of the Bank, not to be unreasonably withheld, conditioned or delayed.

2.4       Loan Origination Fee. Borrowers shall pay to the Bank a fully earned and non-refundable loan origination fee equal to $60,000.00.

2.5       Non-usage Fee. From and following the Closing Date to the date the Revolver Commitment expires or is otherwise terminated, Borrowers shall pay Bank a per annum non-usage fee in an amount equal to the Revolver Commitment Amount less (a) the actual daily balance of the sum of the Revolver Loans outstanding, multiplied by (b) fifty basis points (0.50%) (computed on the basis of a calendar year of 360 days but assessed for the actual number of days elapsed during each quarterly accrual period). Such fee is to be paid quarterly in

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arrears, commencing with the calendar quarter ending December 31, 2023, and payable within ten (10) days following Borrowers' receipt of a written invoice therefor reasonably detailing Bank's calculation thereof.

2.6       Increase of Collateral Borrowing Base. In the event Bank agrees to increase the Collateral Borrowing Base pursuant to the terms of this Agreement, Borrowers shall pay to the Bank a fully earned and non-refundable fee any new money increases equal to sixty basis points (0.60%).

2.7       Letters of Credit. Upon Borrowers' application from time to time by use of the Bank's standard form Letter of Credit Application Agreement and subject to the terms and provisions therein and herein set forth, the Bank agrees to issue standby letters of credit on behalf of Borrowers under the Revolver Commitment, provided that (i) no letters of credit will be issued on behalf of or on the account of Borrowers with an expiry (expiration) date later than the Revolver Final Maturity Date, except only for letters of credit with one year maturities that contain automatic renewal language approved by the Bank, and (ii) no letter of credit will be issued on behalf of or for the account of Borrowers (y) if at the time of issuance the sum of the outstanding amount of all Revolver Loans under the Revolver Commitment as evidenced by the Revolver Note plus the unfunded amount of issued but unexpired Letters of Credit together with the face amount of the requested Letter of Credit would exceed the then applicable Revolver Commitment Amount or (z) if the sum of the outstanding amount of all Revolver Loans under the Revolver Commitment plus the unfunded amount of issued but unexpired Letters of Credit issued under the Revolver Commitment together with the face amount of the requested Letter of Credit would exceed the Collateral Borrowing Base then in effect. If any letter of credit is drawn upon at any time, each amount drawn, whether a full or partial draw thereon, shall be reflected by the Bank as an advance on the Revolver Note effective as of the date of the Bank's honoring the sight draft. If any letter of credit or letters of credit remain outstanding on the Revolver Final Maturity Date, the Bank, at its option, may make a Revolver Loan advance under the Revolver Commitment in an amount equal to the aggregate face amount of such letter(s) of credit to purchase a certificate of deposit to be held by the Bank as additional security for the Indebtedness. In consideration of the Bank's agreement to issue standby letters of credit hereunder, Borrowers agree to pay to the Bank letter of credit issuance fees equal to the greater of (i) two hundred basis points (2.00%) per annum on the face amount of each letter of credit or (ii) $1,000.00 per each such Letter of Credit, together with the Bank's standard letter of credit processing/renewal/amendment fees, which such fee shall be due and payable at the time of issuance of each applicable letter of credit.

2.8       Collateral Borrowing Base. Borrowers will not request, nor will it accept, the proceeds of any Revolver Loan or advance under the Revolver Note at any time when the amount thereof, together with the sum of the outstanding and unpaid principal amount of the Revolver Note plus the Letter of Credit Exposure exceeds the Collateral Borrowing Base. As used in this Agreement, the term "Collateral Borrowing Base" shall mean the Collateral Borrowing Base as determined in accordance with the provisions of Article IV of this Agreement.

2.9       Variance from Collateral Borrowing Base. Any Revolver Loan advance shall be conclusively presumed to have been made to Borrowers by Bank under the terms and provisions

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hereof and shall be secured by all of the Collateral and security described or referred to herein or in the Mortgage, whether or not such loan conforms in all respects to the terms and provisions hereof. If Bank should (for the convenience of Borrowers or for any other reason) make loans or advances which would cause the unpaid principal amount of the Revolver Note plus outstanding and unfunded Letters of Credit to exceed the amount of the applicable Collateral Borrowing Base, no such variance, change or departure shall prevent any such loan or loans from being secured by the Collateral and the security created or intended to be created herein or in the Security Instruments. The Collateral Borrowing Base shall not in any manner limit the extent or scope of the Collateral and security granted for the repayment of the Revolver Note (or any other Indebtedness) or limit the amount of indebtedness under the Revolver Note (or any other Indebtedness) to be secured.

2.10       Late Fee. Any principal or interest due under this Agreement, the Revolver Note, or any other Loan Document which is not paid within ten (10) days after its due date (whether as stated, by acceleration or otherwise) shall be subject to a late payment charge of five percent (5.00%) of the total payment due, in addition to the payment of interest. Borrowers agree to pay and stipulates that five percent (5.00%) of the total payment due in a reasonable amount for a late payment charge. Borrowers shall pay the late payment charge upon demand by the Bank or, if billed, within the time specified, and in immediately available funds, US Dollars.

2.11       Authorization for Direct Payments (ACH Debits). To effectuate any payment due under the Agreement, the Revolver Note or any other Loan Document, Borrowers hereby authorize the Bank to initiate debit entries to their operating account at the Bank and to debit the same to such account. This authorization to initiate debit entries shall remain in full force and effect until the Bank has received written notification of its termination in such time and in such manner as to afford the Bank a reasonable opportunity to act on it. Borrowers represent that Borrowers are and will be the owner of all funds in such account. Borrowers acknowledge: (1) that such debit entries may cause an overdraft of such account which may result in the Bank's refusal to honor items drawn on such account until adequate deposits are made to such account; (2) that the Bank is under no duty or obligation to initiate any debit entry for any purpose; and (3) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

2.12       Monthly Commitment Reductions. Commencing on January 31, 2024, and occurring on the last day of each calendar month thereafter, the Revolver Commitment Amount shall be automatically reduced by $150,000.00 (the "MCR"), to the extent that the Revolver Commitment Amount after any such MCR reduction is less than the principal balance of the Revolver Note at such time, Borrowers shall make a principal payment in the amount of such difference to Bank. Such principal payment shall be in addition to the regularly scheduled interest payment. From time to time thereafter, the MCR will be subject to adjustment by the Bank in its discretion at each semi-annual Collateral Borrowing Base redetermination. To the extent the outstanding principal balance of the Revolver Note (including Letter of Credit Exposure) are in excess of the adjusted amount of the Revolver Commitment Amount, Borrowers shall make a mandatory principal prepayment on the Revolver Note in such amount as is necessary to reduce the outstanding principal balance of the Revolver Note (including Letter of Credit Exposure) to an amount less than or equal to the adjusted Revolver Commitment

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Amount, which such mandatory principal prepayment shall be made within five (5) days of the applicable MCR principal payment.

2.13       Dishonored Item Fee. In the event Borrowers make a payment on the Revolver Loan and the check or other payment order including any preauthorized charge with which Borrowers pay is later dishonored, Borrowers will pay a fee to Bank of $25.00.

2.14       Payment of Fees. All fees payable under Sections 2.4, 2.5, 2.6, 2.7, 2.10, 2.12 and 2.13 above shall be paid on the dates due, in immediately available funds, US Dollars, to the Bank and shall be fully earned and nonrefundable under any circumstances.

ARTICLE III

SECURITY

3.1       Collateral. The repayment of the Indebtedness shall be secured by the following (the items and types of collateral described herein and/or in the Security Instruments being collectively referred to as the "Collateral") pursuant to: a first mortgage/deed of trust lien in and to the Mortgaged Property as more particularly described in one or more mortgages or deeds of trust dated as of the Closing Date (collectively, the "Mortgage"), which such Mortgage covers and encumbers not less than eighty percent (80%) of Borrowers' currently owned producing oil, gas and other leasehold and mineral interests, including without limitation, those situated in the State of North Dakota and Montana. Borrowers shall execute such financing statements, letters in lieu of production forms, assignments, notices and other documents and instruments as shall be necessary or appropriate to perfect the security interests thus created. Borrowers hereby acknowledge that all of the Collateral is granted to the Bank as security for the repayment of all of the Indebtedness. If the Revolver Note is paid in full or satisfied, but any portion of the Indebtedness remains unsatisfied, the Bank may retain its security interest in all of the Collateral until the remaining Indebtedness is paid in full, even if the value of the Collateral far exceeds the amount of Indebtedness outstanding.

3.2       Additional Properties. Bank shall have the right to a first mortgage lien position on any and all hereafter acquired or owned producing oil and/or gas well(s) or properties of whatever type of Borrowers that have been evaluated for purposes of determining the Collateral Borrowing Base, even though such well(s) or properties do not constitute Collateral or Proven Reserves as of the date of this Agreement, including, without limitation, all newly or hereafter acquired oil and/or gas wells or properties. Such first mortgage lien in favor of Bank against any such future producing well shall comply with the provisions of Section 4.1 hereof. In the event such additional first mortgage lien in favor of the Bank is granted, then from the date of the granting of such first mortgage lien, all of such additional properties will be deemed part and parcel of the Collateral constituting security for the repayment of the Indebtedness.

3.3       Cross-Default and Cross-Collateralization. It is the express intention and agreement of Borrowers and Bank that any and all existing and future obligations, liabilities and indebtedness now or hereafter owing by Borrowers to Bank (including the Revolver Note, and Letter of Credit Exposure) be and continuously remain cross-defaulted and cross-collateralized to the fullest extent permitted by applicable law with any and all other existing or future obligations, liabilities and indebtedness of Borrowers to Bank.

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3.5       Guaranty. To secure the prompt and full payment when due of the Indebtedness, Borrowers shall cause the Guarantor to execute and deliver to the Bank at Closing its Guaranty Agreement under which Guarantor shall absolutely and unconditionally guaranty the prompt repayment of the Indebtedness.

ARTICLE IV

collateral BORROWING BASE

4.1       Semiannual Engineering Reports.

(a)       Commencing on March 31, 2024, Borrowers shall deliver to Bank at Borrowers' cost by each March 31 (effective no earlier than December 31 of such year) and September 30 (effective no earlier than June 30 of such year), such current data, reports and engineering information as is necessary or appropriate for any reputable independent petroleum engineer acceptable to Bank to compile and prepare by each March 31 and September 30, a report in form and substance satisfactory to Bank, evaluating the proven producing oil and gas reserves attributable to Borrowers aggregate interest in the Mortgaged Property (as defined in subsection (b) below), together with the expenses attributable thereto. The engineering data and information furnished to Bank by or on behalf of Borrowers shall be accompanied by such other information as shall be reasonably requested by Bank in order for it to make its independent determination of the Collateral Borrowing Base, and by a certificate of Borrowers certifying that Borrowers have good and defensible title to the Mortgaged Property valued and that payments are being received from purchasers of production with respect to said interests except for payments suspended for valid reasons.

(b)       The term "Mortgaged Property" shall refer only to such properties covered by the Mortgage (or a supplemental mortgage or deed of trust, duly executed, acknowledged and delivered by Borrowers to Bank in form satisfactory to counsel for the Bank) and which properties are, at the time:

(i)       Particularly and adequately described under the Mortgage or other supplemental mortgage or deed of trust;

(ii)       Completed or developed (in the case of oil and gas leases) to the extent that value is being assigned to them by the Bank in connection with such evaluation and the Bank has determined that such properties are capable of producing oil and gas in commercial quantities; and

(iii)       Approved as to title to the satisfaction of the Bank.

(c)       Borrowers agree that the Bank shall be entitled at all times to have the "Mortgaged Property", as encumbered by the Mortgage or supplemental mortgages or deeds of trust, constitute an aggregate value equal to a percentage (initially set at eighty percent (80%) but subject to adjustment by the Bank from time to time due to changes implemented in the Bank's energy lending criteria and policies) of the aggregate value of Borrowers' Proven Reserves. For the purpose of determining the Collateral Borrowing

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Base and compliance herewith, the term "Proven Reserves", in addition to properties that qualify as "Mortgaged Property" pursuant to the criteria hereof, shall refer only to such other oil and gas mining, mineral and/or leasehold working interests of Borrowers, if any, that satisfy the criteria of clauses (ii) and (iii) of subsection 4.1(b) above in all respects.

4.2       Redetermination of Collateral Borrowing Base. At any time after thirty (30) days of the receipt of such information and in no event later than each April 30 and October 31 (commencing April 30, 2024) (each being a "Redetermination Date") the Bank shall (i) make a good faith determination of the present worth using such pricing and discount factor (in no event shall the present worth be discounted by a factor less than nine percent (9.0%)) and advance rate as it deems appropriate pursuant to the Bank's then applicable energy lending and engineering policies, procedures and pricing parameters, of the future net revenue estimated by the Bank to be received by Borrowers from not less than eighty percent (80%) of the oil and gas wells/properties so evaluated and attributable to Borrowers, multiplied by a percentage then determined by the Bank in good faith to be appropriate on the basis of the Bank's then applicable energy lending criteria, and (ii) report in writing to Borrowers such sum of the evaluation by the Bank of such evaluated oil and gas properties (the "Collateral Borrowing Base").

In addition to such scheduled semi-annual Collateral Borrowing Base redeterminations, the Bank shall have the right to require additional Collateral Borrowing Base redeterminations at any time, but not more frequently than quarterly, including after acquisitions or permitted sales of oil and gas leasehold producing properties included in the most recent Collateral Borrowing Base redetermination. The initial Collateral Borrowing Base is stipulated to be $10,000,000.00 as of the Closing Date. The good faith determinations of the Bank in such respects shall be conclusive.

4.3       Collateral Borrowing Base Deficiency. Should the sum of the (i) unpaid outstanding principal balance of the Revolver Note at any time prior to maturity plus all other outstanding Indebtedness be greater than the Collateral Borrowing Base in effect at such time (a "Borrowing Base Deficiency"), Bank may notify Borrowers in writing of the deficiency. Within fifteen (15) days from and after the date of any such deficiency notice Borrowers shall notify Bank in writing of their election to:

(a)       Make a prepayment upon the Revolver Note in an amount sufficient to reduce the aggregate unpaid principal amount outstanding on the Revolver Note plus all other Indebtedness to an amount equal to or less than the amount of the Collateral Borrowing Base;

(b)       Make mandatory equal monthly principal payments on the Revolver Note due on the next five (5) successive monthly payment due dates on the Revolver Note in an aggregate amount that will reduce the aggregate outstanding principal balance of the Revolver Note plus all other Indebtedness to the projected Collateral Borrowing Base as of the next immediate semi-annual redetermination thereof in accordance with the provisions of Section 4.2 hereof; or

(c)       Execute and deliver to Bank one or more supplemental mortgages, deeds of trust, security agreements or pledges encumbering other properties or assets in form

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and substance satisfactory to Bank and its counsel as additional security for the Revolver Note (and all other Indebtedness) to the extent such properties are acceptable to Bank and of such value, as determined by Bank, that the aggregate principal balance of the Revolver Note plus all other Indebtedness will not exceed the Collateral Borrowing Base in conformance with Bank's then applicable energy lending and engineering/evaluation policies and procedures.

If Borrowers shall have elected to make a prepayment on the Revolver Note under Section 4.3(a) or 4.3(b) hereof, such prepayment, or the first installment of such prepayment, shall be due within fifteen (15) days after Borrowers shall have notified Bank of such election, and the prepayment shall be applied as mandatory principal prepayments of the Revolver Note. If Borrowers shall have elected to make installment payments to eliminate the deficiency under Section 4.3(b) hereof, then, until such deficiency is extinguished, any principal amounts outstanding on the Revolver Note shall bear interest at the then applicable contract rate of interest accruing on the Revolver Note plus two hundred additional basis points (2.0%). If Borrowers shall elect to execute and deliver one or more supplemental oil and gas mortgages and deeds of trust to Bank under Section 4.3(c) hereof, Borrowers shall provide Bank with descriptions of the additional properties to be mortgaged (together with any title due diligence data and information, current valuations and engineering reports applicable thereto which may be requested by Bank) at the time of Borrowers' notice of such election and shall execute, acknowledge and deliver to Bank the appropriate supplemental mortgages and deeds of trust in recordable form within ten (10) days after such collateral documents shall be tendered to Borrowers by Bank for execution, all in compliance with the provisions of clauses (i), (ii) and (iii) of subsection 4.1(b) above.

ARTICLE V

CONDITIONS PRECEDENT TO LOANS

5.1       Conditions Precedent to Revolver Loan. The obligation of Bank to establish the Revolver Commitment and to make Revolver Loan advances, including the initial Revolver Loan advance hereunder, and to issue Letters of Credit, are subject to the satisfaction of all of the following conditions on or prior to the Closing Date (in addition to the other terms and conditions set forth herein):

(a)       No Default. There shall exist no Default or Event of Default on the Closing Date.

(b)       Representations and Warranties. The representations, warranties and covenants set forth in Articles VI and VII shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date.

(c)       Borrower's Certificate/Guarantor's Certificate. Borrowers shall have delivered to the Bank such certificates, dated as of the Closing Date, and signed by the Chief Executive Officer and Chief Financial Officer of Borrowers, and the Board of Directors of Guarantor, as applicable, an a manner in compliance with Borrowers' respective operating agreements or limited liability company agreements, certifying (i) to the matters covered by the conditions specified in subsections (a) and (b) of this Section

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5.1, (ii) that Borrowers have performed and complied with all agreements and conditions required to be performed or complied with by them prior to or on the Closing Date, (iii) to the name and signature of each officer authorized to execute and deliver the Loan Documents and any other documents, certificates or writings and to borrow under this Agreement, and (iv) to such other matters in connection with this Agreement which the Bank shall determine to be advisable. The Bank may conclusively rely on such certificate until it receives notice in writing to the contrary.

(d)       Proceedings. On the Closing Date, all limited liability company proceedings of Borrowers shall be satisfactory in form and substance to the Bank and its counsel; and the Bank shall have received copies, in form and substance satisfactory to the Bank and its counsel, of the articles of organization (with certificate of formation), as applicable, and operating agreement or limited liability company agreement of each of the Borrowers and the resolutions of the authorized officers and/or manager of Borrowers, as adopted, authorizing the execution and delivery of the Loan Documents, the borrowings under this Agreement, and the granting of the security interests in the Collateral pursuant to the Security Instruments, to secure the payment of the Indebtedness.

(e)       Loan Documents/Security Instruments. Borrowers shall have delivered to the Bank the Revolver Loan Agreement, and the Security Instruments, appropriately executed by all parties, witnessed and acknowledged to the satisfaction of the Bank and dated as of the Closing Date, together with such financing statements, and other documents as shall be necessary and appropriate to perfect the Bank's security interests in the Collateral covered by said Security Instruments.

(f)       Revolver Note. Borrowers shall have delivered the Revolver Note to the order of the Bank, appropriately executed.

(g)       Mortgage. Borrowers shall have executed and delivered the Mortgage to the Bank in multiple recordable form counterparts as reasonably required by the Bank.

(h)       Guaranty. Borrowers shall have caused the Guarantor to deliver the Guaranty Agreement to the Bank, appropriately executed.

(k)       Title. Borrowers shall have provided the Bank with evidence satisfactory to the Bank and its legal counsel that Borrowers have valid, defensible title to the Collateral, including (without limitation) title reports, title opinions (division order or otherwise regarding the Mortgaged Property) and such evidence as shall be reasonably required by the Bank pertaining to all of the existing Mortgaged Property evidencing transfer of lawful title thereto to Borrowers, on behalf and for Borrowers with all equitable interests therein fully vested in Borrowers for all purposes.

(l)       Payoff; Lien Releases; UCC Terminations; Other Information. Bank shall have received such other information, documents and assurances as shall be reasonably requested by the Bank, including (i) acceptable documentation evidencing the pay off in full of any amounts owed by Borrowers to any existing lender, (ii) as applicable,

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executed and recordable mortgage lien releases and UCC termination statements from any such lender regarding the Mortgaged Property, and (iii) such other information with respect to the Mortgaged Property of Borrowers as shall be reasonably requested by Bank.

(m)       UCC Searches/Other Information. Bank shall have a certified UCC search covering Borrowers, as debtor, from the central filing office of the State of North Dakota, the State of Montana, and such other jurisdictions as the Bank reasonably deems necessary or appropriate, and the Bank shall receive such other information, certificates (including a current good standing certificate issued by the North Dakota Secretary of State as to Borrower's status in North Dakota, and a good standing certificate issued by the Montana Secretary of State as to Borrower's status in Montana), resolutions, documents and assurances as Bank shall reasonably request.

5.2       Conditions to All Extensions of Credit. The obligation of Bank to make any Revolver Loan or issue any letters of credit hereunder (including the initial Revolver Loan advance to be made hereunder) is subject to the satisfaction of the following additional conditions precedent on the date of making such Revolver Loan advance or issuing such letter of credit (in each case, in addition to the conditions set forth in Section 3.1 above, and in Article II):

(a)       Representations and Warranties. The representations and warranties made by Borrowers herein and in any other Loan Document or which are contained in any certificate furnished at any time under or in connection herewith shall (i) on and as of the date of making the initial Revolver Loan advance, be true and correct and (ii) on and as of the date of making each other Revolver Loan advance or issuing a letter of credit, be true and correct in all material respects on as if made on and as of the date of such extension or such request, as applicable (except for those which expressly relate to an earlier specified date and except that with respect to any representations or warranties that already are qualified or modified as to "materiality" or "Material Adverse Change" in the text thereof, such representations and warranties shall be true and correct in all respects).

(b)      No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Revolver Loan advance or Letter of Credit issuance to be made on such date and the application of the proceeds thereof unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c)       Bankruptcy or Insolvency. No Bankruptcy Event shall have occurred by or with respect to Borrowers or any Guarantor.

(d)      No Material Adverse Change. No circumstance, event or condition shall have occurred or be existing which would reasonably be expected to have a Material Adverse Change.

Each request for a Revolver Loan advance or Letter of Credit issuance (including extensions and conversions) and each acceptance by Borrowers of a Revolver Loan advance or Letter of Credit issuance (including extensions and conversions) shall be deemed to constitute a representation

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and warranty by Borrowers as of the date of such Revolver Loan advance or Letter of Credit issuance that the applicable conditions in subsections (a), (b), (c) and (d) of this Section 3.2 have been satisfied.

ARTICLE VI

COVENANTS

Borrowers covenant and agree with the Bank that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness and the performance of all other obligations of Borrowers under this Agreement, unless the Bank shall otherwise consent in writing:

6.1       Payment of Taxes and Claims. Borrowers will pay and discharge or cause to be paid and discharged all Taxes imposed upon the income or profits of Borrowers or upon the property, real, personal or mixed, or upon any part thereof, belonging to Borrowers before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien (other than a Permitted Lien) upon their property or any part thereof; provided however, that Borrowers shall not be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and Borrowers shall pay such Tax, charge or claim before any property subject thereto shall become subject to execution.

6.2       Maintenance of Legal Existence. Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect their company existence, rights and franchises and will continue to conduct and operate its business substantially as being conducted and operated presently. Each Borrower will become and remain qualified to conduct business in each jurisdiction where the nature of the business or ownership of property by such Borrower may require such qualification.

6.3       Preservation of Property. Each Borrower will at all times maintain, preserve and protect all franchises and trade names and keep all the remainder of its properties which are used or useful in the conduct of its businesses whether owned in fee or otherwise, or leased, in good repair and operating condition; from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times; and comply with all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereunder.

6.4       Insurance. To the extent customary in the oil and gas industry for similarly situated leasehold owners and producers, Borrowers will keep or cause to be kept (whether by Borrowers or, if applicable, by the operator of the Proven Reserves), Borrowers' property adequately insured by financially sound and reputable insurers, in such amounts, with such deductibles, and covering such risks as are usually carried by businesses engaged in the same or similar business in localities where Borrowers operate, including without limitation, the following coverages: (i) insurance against damage to persons and property, including comprehensive general liability, worker's compensation and automobile liability, and (ii)

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insurance against sudden and accidental environmental and pollution hazards and accidents that may occur on the Mortgaged Property. Upon written demand by the Bank, any insurance policies covering the Collateral shall be endorsed to provide for payment of losses to the Bank as its interests may appear, to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty (30) days prior notice to the Bank, and to provide for any other matters which the Bank may reasonably require. Borrowers shall annually furnish to the Bank reasonable evidence of their compliance with the requirements of this Section 6.4 within fifteen (15) days of renewal of the insurance required hereby.

6.5       Compliance with Applicable Laws. Borrowers will comply with the material requirements of all applicable Laws including with limitation, Occupational Safety and Health Administration (OSHA) provisions, rules, regulations and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of their properties or to the conduct of their business.

6.6       Financial Statements and Reports.

(a)       Quarterly Financial Statements. As soon as practicable after the end of every fiscal quarter of each Borrower other than and except only for the fourth (4th) and final fiscal quarter of each fiscal year, and in any event within sixty (60) days thereafter, each Borrower shall furnish to the Bank the following internally prepared financial statements, on a sound accounting basis in accordance with GAAP, consistently applied:

(i)       A combined balance sheet of Borrowers at the end of such quarter, and

(ii)      A combined statement of income of Borrowers for such quarter with year-to-date earnings.

The preparer of the reports (the President or Chief Financial Officer or Manager of each Borrower) shall concurrently execute and deliver to the Bank a quarterly compliance certification in the form of Exhibit A annexed hereto within sixty (60) days of each fiscal quarter end (except only the fiscal quarter ending concurrently with the fiscal year end, in which instance such compliance certificate in the form of Exhibit A annexed hereto, shall be delivered within one hundred twenty (120) days of such fiscal year end), including that he/she has obtained no knowledge of any Event of Default or Default as defined herein, or, if any Event of Default or Default existed or exists, specifying the nature and period of existence thereof and that the each of the Borrowers is in compliance with all covenants, warranties, and representations set forth herein, including the financial covenant of Section 6.28.

(b)       Annual Financial Statements. Within one hundred twenty (120) days of the end of the calendar year, Borrowers shall provide the Bank with internally prepared combined annual financial statements of Borrowers, prepared on a sound accounting basis in accordance with GAAP, consistently applied (including combined balance sheets and combined income statements) and the information in Section 6.6(a) (i) and (ii), respectively, above for such entire applicable fiscal year period). Borrowers shall cause

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Guarantor to deliver its signed financial statements in accordance with the provisions of Section 11.2 of its Guaranty Agreement.

(c)       Annual Tax Statements. No later than forty-five (45) days after filing, Borrowers shall cause signed and dated tax returns as reviewed and executed by a certified public accountant and filed by or on behalf of Borrowers and each Guarantor to be delivered to Bank.

6.7       Environmental Covenants. Except as commonly occurring in the normal and customary oil and gas exploration activities from time to time, Borrowers will immediately notify the Bank of and provide the Bank with copies of any notifications of discharges or releases or threatened releases or discharges of a Polluting Substance on, upon, into or from the Collateral which are given or required to be given by or on behalf of Borrowers to any federal, state or local Tribunal if any of the foregoing may materially and adversely affect Borrowers or any part of the Collateral, and such copies of notifications shall be delivered to the Bank at the same time as they are delivered to the Tribunal. Borrowers further agree promptly to undertake and diligently pursue to completion any prudent, legally required or authorized remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Polluting Substance on, upon, into or from the Collateral. At all times while owning and operating the Collateral, Borrowers will maintain and retain complete and accurate records of all releases, discharges or other disposal of Polluting Substances on, onto, into or from the Collateral, including, without limitation, records of the quantity and type of any Polluting Substances disposed of on or off the Collateral.

6.8       Environmental Indemnities. Borrowers hereby agree to indemnify, defend and hold harmless the Bank and each of its officers, directors, employees, agents, consultants, attorneys, contractors and each of its affiliates, successors or assigns, or transferees from and against, and reimburse said Persons in full with respect to, any and all loss, liability, damage, fines, penalties, costs and expenses, of every kind and character, including reasonable attorneys' fees and court costs, known or unknown, fixed or contingent, occasioned by or associated with any claims, demands, causes of action, suits and/or enforcement actions, including any administrative or judicial proceedings, and any remedial, removal or response actions ever asserted, threatened, instituted or requested by any Persons, including any Tribunal, arising out of or related to: (a) the breach of any representation or warranty of Borrowers contained in Section 7.16 set forth herein; (b) the failure of Borrowers to perform any of their covenants contained in Section 6.7 herein; (c) the ownership, construction, occupancy, operation, use of the Collateral prior to the earlier of the date on which (i) the Indebtedness and obligations secured hereby have been paid and performed in full and the Security Instruments have been released, or (ii) the Collateral has been sold by the Bank following the Bank's ownership of the Collateral by way of foreclosure of the Liens granted pursuant hereto, deed in lieu of such foreclosure or otherwise (the "Release Date"); provided, however, this indemnity shall not apply with respect to matters caused by or arising solely from the Bank's or its officers', directors', employees', agents', consultants', attorneys', contractors', or any of its affiliates', successors', assigns' or transferees' activities during any period of time the Bank acquires ownership of the Collateral.

The indemnities contained in this Section 6.8 apply, without limitation, to any violation of Borrowers on or before the Release Date of any Environmental Laws and any liability or

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obligation relating to the environmental conditions on, under or about the Collateral on or prior to the Release Date (including, without limitation: (a) the presence on, upon or in the Collateral or release, discharge or threatened release on, upon or from the Collateral of any Polluting Substances generated, used, stored, treated, disposed of or otherwise released prior to the Release Date, and (b) any and all damage to real or personal property or natural resources and/or harm or injury including wrongful death, to persons alleged to have resulted from such release of any Polluting Substances regardless of whether the act, omission, event or circumstances constituted a violation of any Environmental Law at the time of its existence or occurrence). The term "release" shall have the meaning specified in CERCLA/SARA and the terms "stored," "treated" and "disposed" shall have the meanings specified in RCRA/HSWA; provided, however, any broader meanings of such terms provided by applicable laws of the States where the Collateral is located shall control.

The provisions of this Section 6.8 shall be in addition to any other obligations and liabilities Borrowers may have to the Bank at common law and such liabilities which have accrued prior to the Release Date shall survive the Release Date and shall continue thereafter in full force and effect.

The Bank agrees that in the event that such claim, suit or enforcement action is asserted or threatened in writing or instituted against it or any of its officers, employees, agents or contractors or any such remedial, removal or response action is requested of it or any of its officers, employees, agents or contractors for which the Bank may desire indemnity or defense hereunder, the Bank shall give written notification thereof to Borrowers.

Notwithstanding anything to the contrary stated herein, the indemnities created by this Section 6.8 shall only apply to losses, liabilities, damages, fines, penalties, costs and expenses actually incurred by the Bank and each of its officers, directors, employees, agents, consultants, attorneys, contractors and each of its affiliates, successors or assigns, or transferees, as a result of claims, demands, actions, suits or proceedings brought by Persons who are not the beneficiaries of any such indemnity. The Bank shall act as the exclusive agent for all indemnified Persons under this Section 6.8. With respect to any claims or demands made by such indemnified Persons, the Bank shall notify Borrowers within thirty (30) days after the Bank's receipt of a writing advising the Bank of such claim or demand. Such notice shall identify (i) when such claim or demand was first made, (ii) the identity of the Person making it, (iii) the indemnified Person and (iv) the substance of such claim or demand. Failure by the Bank to so notify Borrowers within said thirty (30) day period shall reduce the amount of Borrowers' obligations and liabilities under this Section 6.8 by an amount equal to any damages or losses suffered by Borrowers resulting from any prejudice caused Borrowers by such delay in notification from the Bank. Upon receipt of such notice, Borrowers shall have the exclusive right and obligation to contest, defend, negotiate or settle any such claim or demand through counsel of its own selection (but reasonably satisfactory to the Bank) and solely at Borrowers' own cost, risk and expense; provided, that the Bank, at its own cost and expense shall have the right to participate in any such contest, defense, negotiations or settlement. The settlement of any claim or demand hereunder by Borrowers may be made only upon the prior approval of the Bank of the terms of the settlement, which approval shall not be unreasonably withheld, conditioned or delayed.

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6.9       Notice of Default. Within five (5) Business Days after any officer or Manager becoming aware of any condition or event which constitutes an Event of Default or Default or any default or event of default under any other Loan Document, Borrowers will give the Bank a written notice thereof specifying the nature and period of existence thereof and what actions, if any, Borrowers are taking and proposes to take with respect thereto.

6.10      Notice of Litigation. Within five (5) Business Days after becoming aware of the existence of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of Borrowers to carry on their businesses substantially as now conducted, (ii) materially and adversely affect the condition (financial or otherwise) of Borrowers, or (iii) result in monetary damages, Borrowers will give the Bank a written notice specifying the nature thereof and what actions, if any, Borrowers are taking and proposes to take with respect thereto.

6.11      Notice of Claimed Default. Within five (5) Business Days after becoming aware that the holder of any note or any evidence of indebtedness or other security of Borrowers have given notice or taken any action with respect to a claimed default or event of default thereunder, if the amount of the note or indebtedness exceeds $100,000.00, Borrowers will give the Bank a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what actions, if any, Borrowers are taking and propose to take with respect thereto.

6.12      Change of Management/Business Purpose. Within five (5) Business Days after any Change in Control, or change in officers of either Borrower, then such Borrower shall give written notice thereof to the Bank, together with a description of the reasons for the change and a reasonably detailed management succession plan for the Bank's review.

6.13      Requested Information. With reasonable promptness, Borrowers will give the Bank such other data and information relating to Borrowers' organization, financial results, and operations of the Collateral as from time to time may be reasonably requested by the Bank.

6.14      Inspection. Borrowers will keep complete and accurate books and records with respect to the Collateral and their other properties, businesses and operations and upon reasonable advance notice will permit employees and representatives of the Bank to review, audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours. All such records (or accurate copies thereof if the original records are required by law, rule, regulation or ordinance to be kept in another location) shall be at all times kept and maintained at the offices of Borrowers in Tulsa, Oklahoma. Upon any Default or Event of Default, Borrowers will surrender all of such records relating to the Collateral to the Bank upon receipt of any request therefor from the Bank. Borrowers shall immediately notify Bank of any change in the location of their principal offices. Borrowers shall permit Bank or Bank's representatives, and Bank and/or Bank's representatives shall have the right, from time to time during normal business hours, upon not less than forty-eight (48) hours advance notice to Borrowers, the frequency and scope of which is to be determined by Bank in its sole discretion, to visit and inspect the Collateral and other properties and operations of Borrowers, and discuss Borrowers' business, assets, prospects, and results of operations with its officers, employees,

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agents, accountants, and advisors. Borrowers shall reimburse Bank for all of its reasonable charges, costs and expenses incurred in connection with any of the foregoing.

6.15      Maintenance of Employee Benefit Plans. Borrowers will maintain each employee benefit plan, if any, as to which Borrowers may have any liability or responsibility in compliance with ERISA and all other Laws applicable thereto.

6.16      Disposition/Negative Pledge or Encumbrance of Collateral and Other Assets. Except only for sales of Hydrocarbons derived from the Mortgaged Property in the normal and ordinary course of business, Borrowers will not sell or encumber (via mortgage, pledge, security agreement, trust transfers or similar asset protection devices or entities or otherwise) any of the Collateral or more than $250,000.00 of any other Hydrocarbon producing properties or working or royalty interests of whatever nature or type, whether to an Affiliate of Borrowers or otherwise, without first obtaining Bank's written consent thereto (which consent shall not be unreasonably withheld) and Borrowers will provide Bank with written notice of the sale or other disposition of any obsolete, worn out or other unused items of equipment (whether Collateral or otherwise) or any proposed sale, lease, transfer or other disposition of or mortgage, pledge, granting of a security interest in or encumbrance against any of the other assets of Borrowers, subject, however, to Borrowers' right to sell up to $250,000.00 worth, in the aggregate for Borrowers, of their properties or assets not constituting Collateral in the ordinary course of business during any calendar year without prior notice to Bank. Borrowers will not dispose of any of their assets other than in the normal and prudent ordinary course of their business operations.

6.17      Limitation on Other Indebtedness. Except for the items listed on Exhibit B under "Other Obligations," Borrowers will not create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any indebtedness whether evidenced by a note, bond, debenture, agreement, letter of credit or similar or other obligation, or accept any deposits or advances of any kind, except: (i) trade payables and current indebtedness (other than for borrowed money) incurred in, and deposits and advances accepted in, the ordinary course of business; (ii) indebtedness other than to the Bank hereunder; (iii) contingent liabilities arising from the operations of Borrowers in the ordinary course of business such as plugging liabilities and similar operational matters customary for operators in the oil and gas industry; and (iv) the Indebtedness.

6.18      Limitation on Liens. Borrowers will not create or suffer to exist any Lien upon the Collateral, except (i) Liens in favor of Bank securing the Indebtedness; (ii) Liens (including statutory tax liens to the extent not delinquent) commonly accepted by prudent operators in the oil and gas industry and/or arising in the ordinary course of business of the oil and gas business and/or arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits, advances, borrowed money or the deferred purchase price of property or services; and (iii) Liens expressly permitted to exist under the terms of any of the Security Instruments.

6.19      Contingent Liabilities; Advances, Investments, Fixed Asset Purchases. Except only for the items described on Exhibit B attached hereto, Borrowers will not either directly or indirectly or otherwise, (i) make investments in one or more subsidiaries or other investments not constituting a core part of Borrowers' business plan at the Closing Date, (ii) guarantee, become

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surety for, discount, endorse, agree (contingently or otherwise) to purchase, repurchase or otherwise acquire or supply or advance funds in respect of, or otherwise become or be contingently liable upon the indebtedness, obligation or liability of any Person, (iii) guarantee the payment of any dividends or other distributions upon the stock of any corporation, (iv) discount or sell with recourse or for less than the face value thereof, any of their notes receivable, accounts receivable or chattel paper; (v) loan, agree to loan, or advance money to any Person; or (vi) enter into any agreement for the purchase or other acquisition of any goods, products, materials or supplies, or for the making of any shipments or for the payment of services, if in any such case payment therefor is to be made regardless of the non-delivery of such goods, products, materials or supplies or the non-furnishing of the transportation of services; provided, however that the foregoing shall not be applicable to endorsement of negotiable instruments presented to or deposited with a bank for collection or deposit in the ordinary course of business. Except only for such acquisitions with loan advances made by the Bank pursuant to the permitted loan purposes of Section 2.1, Borrowers will not purchase or otherwise acquire any fixed assets or make or incur capital expenditures, other than in the normal and ordinary course of Borrowers' oil and gas development business operations and proposed drilling plans, in one or more series of transactions in excess of $100,000.00 in the aggregate at any time during each calendar year without the Bank's prior written consent, which such consent will not be unreasonably withheld.

6.20      Merger, Consolidation, Acquisition. Borrowers will not merge or consolidate with or into any other Person; or permit any Person to merge into either Borrower; or acquire all or substantially all of the assets or properties or capital stock of any other Person; or adopt or effect any plan of reorganization, recapitalization, liquidation or dissolution; provided, however, Borrowers may enter into letters of intent pertaining to merger, consolidation or acquisition subject to obtaining the Bank's written consent thereto prior to consummation of the transactions contemplated by such letter(s) of intent.

6.21      Distributions/Dividends. Borrowers will not declare, pay or become obligated to declare or pay any capital, cash or other distributions or dividends on any class of their membership units or capital stock now or hereafter outstanding, make any distribution of capital, cash or property to holders of any membership units or shares of either Borrowers or shares of such stock or membership units, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of their capital stock or membership units now, or hereafter outstanding; provided, however; (a) if and to the extent neither (i) any Default or Event of Default exists hereunder or under any of the other Loan Documents nor (ii) any Default or Event of Default would be caused by or result from such cash tax distribution ("Permitted Tax Distributions") after providing notice to Bank and providing Bank reasonably detailed calculations of the distribution amount thereof, and (b) further provided that Borrowers may make distributions from their Free Cash Flow to their respective Equity Interest owners during any fiscal quarter, so long as, both immediately before and after giving effect to such distribution and any borrowings through the date thereof, (i) no Default, Event of Default or Borrowing Base Deficiency exists or would result therefrom, (ii) the Leverage Ratio for the trailing twelve (12) month period ending on the date of such distribution would not exceed 2.0 to 1.0, (iii) the Current Ratio would not be less than 1.0 to 1.0, and (iv) there would be at least twenty percent (20%) available capacity for borrowing after any such distribution, based upon Bank's most recent redetermination of the Collateral Borrowing Base.

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6.22      Change of Fiscal Year. Borrowers will not change their fiscal years from their present fiscal years (fiscal years for Borrowers ending December 31).

6.23      Change of Business. Borrowers will not engage in any business activity substantially different from or unrelated to their present business activities and operations.

6.24      Certificate of Formation; Operating Agreement; Limited Liability Company Agreement; and Assumed Names. Borrowers will not amend, alter, modify or restate their respective certificate of formation or operating agreement or limited liability company agreement in any way which would: (i) change the name or adopt a trade name for such Borrower; or (ii) in any manner adversely affect the rights of such Borrower's obligations or covenants to the Bank hereunder.

6.25      Transactions with Affiliates. Borrowers will not enter into any transaction, including (without limitation) the purchase, sale or exchange of property or the rendering or furnishing of any service with any Affiliate of either Borrower, except transactions in the ordinary course of the businesses of such Borrower and upon fair and reasonable terms no less favorable than Borrowers would obtain in a transaction for the same purpose with a Person that is not an Affiliate of any of the Borrowers, including, without limitation, intercompany hedging agreements entered into between a Borrower and an Affiliate of a Borrower.

6.26      Other Agreements. Borrowers will not enter into or permit to exist any agreement which: (i) would cause an Event of Default or a Default hereunder; or (ii) contains any provision which would be violated or breached by the performance of Borrowers' obligations hereunder or under any of the other Loan Documents.

6.27      Payment of Indebtedness. Borrowers hereby agree to pay, when due and owing, all Indebtedness, whether or not evidenced by the Note.

6.28      Maximum Leverage Ratio. Borrowers shall not permit the Leverage Ratio, tested quarterly based on Borrowers' internal financial statements, to be 3.50 to 1.00 or more, commencing as of the fiscal quarter ending December 31, 2023.

6.29      Minimum Current Ratio. Borrowers shall not permit the Current Ratio, determined quarterly based on Borrowers' internal financial statements, to be less than 1.0 to 1.0, commencing with the fiscal quarter ending December 31, 2023.

6.30      Deposit Accounts. No later than ninety (90) days after the Closing Date, Borrowers shall open, and continuously maintain, their deposit accounts with the Bank.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement and to make Revolver Loans to Borrowers under the provisions hereof, and in consideration thereof, each Borrower represents, warrants and covenants as follows:

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7.1       Organization and Qualification. Each Borrower is duly organized, validly existing and in good standing as a limited liability company under the Laws of Delaware, and is duly licensed or registered, as applicable, and in good standing as a foreign corporation or limited liability company in each jurisdiction in which the nature of the business transacted or the property owned is such as to require licensing or qualification as such.

7.2       Litigation. Except for the action described on Exhibit C attached hereto, to the best of each Borrower's knowledge, there is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting either Borrower or any properties or rights of any of Borrowers which, if adversely determined, would result in a liability of greater than $250,000.00 or would otherwise result in any Material Adverse Change in the business or condition, financial or otherwise, of Borrowers. Borrowers are not, to the best of their knowledge, in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.

7.3       Financial Statements. Borrowers' most recent unaudited financial statements as of and at September 30, 2023, which have been furnished to the Bank have been prepared in conformity with sound accounting principles, consistently applied, show all material liabilities, direct and contingent, and fairly present the financial condition of Borrowers as of the date of such statements and the results of their operations for the period then ended, and since the date of such statements there has been no Material Adverse Change in the business, financial condition or operations of Borrowers.

7.4       Conflicting Agreements and Other Matters. To the best of Borrowers' knowledge, Borrowers are not in default in the performance of any obligation, covenant, or condition in any material agreement to which it is a party or by which it is bound. Borrowers are not a party to any contract or agreement or subject to any other restriction which materially and adversely affects their businesses, properties or assets, or financial conditions. Borrowers are not a party to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of Borrowers to execute the Loan Documents or the performance of any of their respective terms. Neither the execution nor delivery of any of the Loan Documents, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the properties or assets of Borrowers pursuant to, or require any consent, approval or other action by or any notice to or filing with any Tribunal (other than routine filings after the Closing Date with the Securities and Exchange Commission, any securities exchange and/or state blue sky authorities) pursuant to the certificates of formation and operating agreements or limited liability company agreements of Borrowers, as applicable, any award of any arbitrator, or any agreement, instrument or Law to which Borrowers are subject. The execution, delivery and performance by Borrowers of this Loan Agreement and the other Loan Documents do not and will not: (a) violate any terms of Borrowers' corporate governance documents, including without limitation Borrowers' certificates of formation, operating agreements or limited liability company agreements, (b) violate any provision of any judgment, decree or order of any court or governmental authority by which Borrowers are bound, or any provision of any law or regulation applicable to Borrowers, (c) result in default under any contract, obligation, indenture, or other instrument to which Borrowers are a party, (d) result in

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or require the imposition of any lien or encumbrance on any of Borrowers' property, or (e) require any authorization, approval or other action, by or noticed to, or filing with, any governmental authority, regulatory body, or any other Person not a signatory thereto.

7.5       Authorization. The sole member of each Borrower has duly authorized the execution and delivery of each of the Loan Documents and the performance of their respective terms. No other consent of any other Person, except for the Bank, is required as a prerequisite to the validity and enforceability of the Loan Documents. The sole and only member of each Borrower is Empire Petroleum Corporation, a Delaware corporation.

7.6       Purposes. Borrowers are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by the Bank, Borrowers will furnish to the Bank a statement in conformity with the requirements of Federal Reserve Form U-1, referred to in Regulation U, to the foregoing effect. Neither Borrower nor any agent acting on behalf thereof has taken or will take any action which might cause this Agreement or the Note to violate any regulation of the Board of Governors of the Federal Reserve System (including Regulations G, T, U and X) or to violate any securities laws, state or federal, in each case as in effect now or as the same may hereafter be in effect.

7.7       Compliance with Applicable Laws. To the best of its knowledge, Borrowers are in compliance with all Laws, ordinances, rules, regulations and other legal requirements applicable to Borrowers and the business conducted by Borrowers, the violation of which could or would result in a Material Adverse Change. Neither the ownership of any shares or membership interests of Borrowers, nor any continued role of any Person in the management or other affairs of Borrowers (i) will result or could result in Borrowers' noncompliance with any Laws, ordinances, rules, regulations and other legal requirements applicable to Borrowers, or (ii) could or would have a material adverse effect on the business or condition, financial or otherwise, of Borrowers.

7.8       Possession of Franchises, Licenses. To the best of each Borrowers' knowledge, Borrowers possess all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and to the best of Borrowers' knowledge, Borrowers are not in violation of any thereof in any material respect.

7.9       Leases, Easements and Rights of Way. To the best of Borrowers' knowledge, Borrowers enjoy peaceful and undisturbed possession of all leases, easements and rights of way necessary in any material respect for the operation of their properties and assets, none of which contains any unusual or burdensome provisions that might materially affect or impair the operation of such properties and assets. All such leases, easements and rights of way are valid and subsisting and are in full force and effect.

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7.10      Taxes. Borrowers have filed all Federal, state and other income tax returns which are required to be filed and have paid all Taxes, as shown on said returns, and all Taxes due or payable without returns and all assessments received to the extent that such Taxes or assessments have become due. All Tax liabilities of Borrowers are adequately provided for on the books of Borrowers, including interest and penalties. No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid.

7.11      Disclosure. Neither this Agreement nor any other Loan Document or writing furnished to Bank by or on behalf of Borrowers in connection herewith contains any untrue statement of a material fact nor do such Loan Documents and writings, taken as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Borrowers and not reflected in the financial statements provided to Bank which materially adversely affects their assets or in the future may materially adversely affect the business, property, assets or financial condition of Borrowers which has not been set forth in this Agreement, in the Loan Documents or in other documents furnished to Bank by or on behalf of Borrowers prior to the date hereof in connection with the transactions contemplated hereby.

7.12      Investment Company Act Representation. Borrowers are not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

7.13      ERISA. Since the effective date of Title IV of ERISA, no Reportable Event has occurred with respect to any Plan. For the purposes of this section the term "Reportable Event" shall mean an event described in Section 4043(b) of ERISA. For the purposes hereof the term "Plan" shall mean any plan subject to Title IV of ERISA and maintained for employees of Borrowers, or of any member of a controlled group of corporations, as the term "controlled group of corporations" is defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code"), of which Borrowers are a part. Each Plan established or maintained by Borrowers are in material compliance with the applicable provisions of ERISA, and Borrowers have filed all reports required by ERISA and the Code to be filed with respect to each Plan. Borrowers have met all requirements with respect to funding Plans imposed by ERISA or the Code. Since the effective date of Title IV of ERISA there have not been any nor are there now existing any events or conditions that would permit any Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to the assets of Borrowers. The value of each Plan's benefits guaranteed under Title IV of ERISA on the date hereof does not exceed the value of such Plan's assets allocable to such benefits on the date hereof.

7.14      Fiscal Year. The fiscal year of each Borrower ends as of December 31 of each year.

7.15      Title to Properties; Authority. Borrowers have full power, authority and legal right to own and operate the properties which it now owns and operates, and to carry on the lines of business in which it is now engaged, and has good and marketable title to the Mortgaged Property subject to no Lien of any kind except Liens permitted by this Agreement. Borrowers have full power, authority and legal right to execute and deliver and to perform and observe the

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provisions of this Agreement and the other Loan Documents. Borrowers further represent to Bank that any and all after acquired interest in any one or more of the Mortgaged Property being concurrently or subsequently assigned of record to Borrowers is and shall be deemed encumbered by the Mortgage in all respects.

7.16       Environmental Representations. To the best of each Borrower's knowledge and belief, upon reasonable and good faith inquiry exercised with due diligence and in accordance with normal industry standards:

(a)       Borrowers are not subject to any liability or obligation relating to (i) the environmental conditions on, under or about the Collateral, including, without limitation, the soil and ground water conditions at the location of any of such Borrower's properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance;

(b)       other than permits, licenses or similar authorizations required to obtained in the ordinary course of oil and gas operations, Borrowers have not obtained and are not required to obtain or make application for any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, facilities, fixtures and equipment forming a part of the Collateral by reason of any Environmental Laws;

(c)       Borrowers have taken reasonable steps to determine and has determined, to the best of such Borrower's knowledge, that no Polluting Substances have been disposed of or otherwise released on, onto, into, or from the Collateral (the term "release" shall have the meanings specified in CERCLA/SARA, and the term "disposal" or "disposed" shall have the meanings specified in RCRA/HSWA; provided, in the event either CERCLA/SARA or RCRA/HSWA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provided further, to the extent that the laws of any State or Tribunal establish a meaning for "release," "disposal" or "disposed" which is broader than that specified in CERCLA/SARA, RCRA/HSWA or other Environmental Laws, such broader meaning shall apply) that causes, creates or results in a Material Adverse Change or a material adverse effect on any Borrower or its financial capabilities or the Mortgaged Properties;

(d)       There are no PCB's or asbestos-containing materials, whether in the nature of thermal insulation products such as pipe boiler or breech coverings, wraps or blankets or sprayed-on or troweled-on products in, on or upon the Collateral; and

(e)       There is no urea formaldehyde foam insulation in, on or upon the Collateral.

7.17       Oil and Gas Contracts. All contracts, agreements and leases related to any of the oil and gas mining, mineral or leasehold properties and all contracts, agreements, instruments and leases to which any Borrower is a party, to the best of such Borrower's knowledge, are valid and effective in accordance with their respective terms, and to the best of Borrower's knowledge and belief, (i) all agreements included in the oil and gas mining, mineral or leasehold properties

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in the nature of oil and/or gas purchase agreements, and/or oil and/or gas sale agreements are in full force and effect, (ii) are valid and legally binding obligations of the parties thereto, (iii) all payments due thereunder have been made, except for those suspended for reasonable cause in the ordinary course of business; and, (iv) there is not under any such contract, agreement or lease any existing default known or that should be known to such Borrower by any party thereto or any event which, with notice or lapse of time, or both, would constitute such default, other than minor defaults which, in the aggregate, would result in losses or damages of more than $250,000.00 to such Borrower.

7.18        Natural Gas Policy Act and Natural Gas Act Compliance. To the best of each Borrower's knowledge, all material filings and approvals under the Natural Gas Policy Act of 1978, as amended, and the Natural Gas Act, as amended, or with the Federal Energy Regulatory Commission (the "FERC") or required under any rules or regulations adopted by the FERC which are necessary for the operation of such Borrower's businesses or the Collateral in the manner in which they are presently being operated have been made and the terms of the agreements and contractual rights included in such Borrower's businesses or the Collateral do not conflict with or contravene any such Law, rule or regulation.

7.19        Take or Pay Obligations, Prepayments, BTU Adjustments and Balancing Problems. To the best of each Borrower's knowledge, there is no take or pay obligation under any gas purchase agreement comprising a portion of the Collateral which is not matched by a commensurate and corresponding pay or take obligation binding upon the purchaser under a corresponding gas sales agreement such that with respect to the ownership and operation of the business of Borrowers or the Collateral, any such obligation in favor of any seller under any gas purchase agreement to which any Borrower is a "buyer" is matched by a corresponding obligation on the part of "purchasers" under corresponding gas sales agreements pursuant to which any Borrower is the "seller". To the best of each Borrower's knowledge, neither Borrower nor the Collateral is subject to requirements to make BTU adjustments or effect gas balancing in favor of third parties which would result in Borrowers being required to (i) deliver gas at a price below that established in applicable gas sales agreements or on behalf of and for the benefit of third parties in exchange or to otherwise compensate for prior above market or above contract purchases of gas from Borrowers or their predecessors in interest, or (ii) balance in kind by allowing other owners in the Collateral to make up the past imbalances in gas sales, or (iii) balance in cash by paying other owners of the collateral for the past gas imbalances except for the matters described on Exhibit D hereto which have been disclosed to Borrowers.

7.20        Gas Purchase Obligations in Excess of Gas Sales Rights. The ownership and operation of the business operations of Borrowers or the Collateral have not resulted or will not result in the existence of minimum purchase obligations under any gas purchase agreement (relating to the volume of gas to be taken thereunder or the price to be paid with respect thereto for the duration of any such gas purchase agreement) which are not matched by corresponding and commensurate rights to sell all such gas under applicable gas sales agreements at prices in excess of the amount to be paid therefor under gas purchase agreements (without regard to costs associated with transporting any such gas and risks of volume "shrinkage" occurring in the transportation process).

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7.21       Ownership of Mortgaged Property. Each Borrower hereby represents, warrants and covenants that as of the Closing Date, such Borrower will own the working interests, royalty interests and net revenue interests in the oil and gas leasehold estate for the Mortgaged Property covered by the Mortgage as represented to Bank and free and clear of all Liens, except Liens arising under this Agreement.

7.22       Compliance with Certain Laws. None of the principals (including principals of each Borrower's equity interest owners) of either Borrower has been convicted of (or pleaded nolo contendre to) a crime involving bank fraud, embezzlement, sex offenses against a minor, mail fraud, or money laundering. For purposes of this representation, "principal" is defined as follows: (i) for a sole proprietorship: the proprietor; (ii) for a partnership: each managing partner and each partner who is a natural person and holds 20% or more ownership interest in the partnership; (iii) for a corporation, limited liability company, association or development company: each director, each of the five most highly compensated executives or officers of the entity, and each natural person who is a direct or indirect holder of 20% or more of the ownership stock or stock equivalent of the entity.

ARTICLE VIII

EVENTS OF DEFAULT

8.1         Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):

(a)       Borrowers shall fail to make any monthly or other scheduled payment on the Revolver Note when due, or fail to pay the Revolver Note within five (5) days of the scheduled due date thereof (whether by extension, renewal, acceleration, maturity or otherwise); or

(b)       Any representation or warranty of Borrowers made herein or in any writing furnished in connection with or pursuant to any of the Loan Documents shall have been false or misleading in any material respect on the date when made and continues to result in a Material Adverse Change; or

(c)       Borrowers shall fail to duly observe, perform or comply with any covenant, agreement or term (other than payment provisions which are governed by Section 8.1(a) hereof) contained in this Agreement or any of the Loan Documents and such default or breach shall have not been cured or remedied within the earlier of thirty (30) days after Borrowers shall know (or should have known) of its occurrence or twenty (20) days following receipt of notice thereof from the Bank; or

(d)       Borrowers or Guarantor shall default in the payment of principal or of interest on any other obligation for money borrowed or received as an advance (or any obligation under any conditional sale or other title retention agreement, or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money Lien, or any obligation under notes payable or drafts accepted representing extensions of credit) in excess of $100,000.00 beyond any grace period

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provided with respect thereto, or shall default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created (or if any other default under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) if the effect of such default is to cause the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to accelerate the due date of such obligation prior to its scheduled date of maturity; or

(e)       Any (i) Bankruptcy Event shall occur with respect to Borrowers or Guarantor; or (ii) Borrowers or Guarantor shall fail to make timely payment or deposit of any amount of tax required to be withheld by Borrowers or Guarantor and paid to or deposited to or to the credit of the United States of America pursuant to the provisions of the Internal Revenue Code of 1986, as amended, in respect of any and all wages and salaries paid to employees of Borrowers or Guarantor; or

(f)       Any final judgment on the merits for the payment of money in an amount in excess of $100,000.00 shall be outstanding against Borrowers, and such judgment shall remain unstayed and in effect and unpaid for more than thirty (30) days; or

(g)       Any Reportable Event described in Section 7.13 hereof which the Bank determines in good faith might constitute grounds for the termination of a Plan therein described or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Bank by Borrowers, or any such Plan shall be terminated, or a trustee shall be appointed by a United States District Court to administer any such Plan or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan; or

(h)       Any default or event of default occurs under any of the other Loan Documents, including without limitation, the Mortgage or any default or event of default occurs under any other agreement between Borrowers or Guarantor and the Bank and such default or event of default shall have not been cured or remedied within the earlier of thirty (30) days after Borrowers shall know (or should have known) of its occurrence or twenty (20) days following receipt of notice thereof from the Bank; or

(i)       A Material Adverse Change shall occur and not be remedied within thirty (30) days of its occurrence or Borrower's receipt of notification thereof from the Bank; or

(j)       Guarantor shall repudiate or attempt to repudiate or otherwise cancel or terminate the Guaranty Agreement, or the Guaranty Agreement shall be determined to be void or unenforceable.

8.2         Remedies. Upon the occurrence of any Event of Default referred to in Section 8.1(e) the Revolver Commitment shall immediately terminate, and the Revolver Note and all other Indebtedness shall be immediately due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, and without prejudice to any right or remedy of the Bank under this Agreement or the Loan Documents or under applicable Law of under any other

33

instrument or document delivered in connection herewith, the Bank may (i) immediately impose the Default Rate on the Revolver Note and all other outstanding Indebtedness, (ii) declare the Revolver Commitment terminated, and/or (iii) declare the Revolver Commitment terminated and declare the Revolver Note and the other Indebtedness, or any part thereof, to be forthwith due and payable, whereupon the Revolver Note and the other Indebtedness, or such portion as is designated by the Bank shall forthwith become due and payable, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by Borrowers. No delay or omission on the part of the Bank in exercising any power or right hereunder or under the Revolver Note, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by the Bank of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by the Bank. In the event that all or part of the Indebtedness becomes or is declared to be forthwith due and payable as herein provided, the Bank shall have the right to set off the amount of all the Indebtedness of Borrowers owing to the Bank against, and shall have, and is hereby granted by Borrowers, a lien upon and security interest in, all property of Borrowers in the Bank's possession at or subsequent to such default, regardless of the capacity in which the Bank possesses such property, including but not limited to any balance or share of any deposit, collection or agency account. After Default all proceeds received by the Bank may be applied to the Indebtedness in such order of application and such proportions as the Bank, in its discretion, shall choose. At any time after the occurrence and continuation of any Event of Default, the Bank may, at its option, cause an audit of any and/or all of the books, records and documents of Borrowers to be made by auditors reasonably satisfactory to the Bank at the expense of Borrowers. The Bank also shall have, and may exercise, each and every right and remedy granted to it for default under the terms of the Security Instruments and the other Loan Documents.

8.3       Allocation of Payments after Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received on or in respect of the Indebtedness (or other amounts owing under the Loan Documents in connection therewith) shall be paid over or delivered in accordance with the Bank's discretion.

ARTICLE IX

MISCELLANEOUS

9.1       Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by reputable courier or otherwise by personal delivery) or mailed by certified mail, postage prepaid, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:

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If to Borrowers:	Empire North Dakota LLC Empire ND Acquisition LLC 2200 S. Utica Place, Suite 150 Tulsa, Oklahoma 74114 Attn: Stephen L. Faulkner, Chief Financial Officer
If to the Bank:	Equity Bank 9292 S. Delaware Avenue Tulsa, Oklahoma 74137 Attn: Terry Blain, Senior Vice President/ Energy Bank

All notices forwarded or submitted hereunder will be effective when hand-delivered (via reputable courier system or otherwise by personal delivery) to the applicable notice address set forth above or when mailed by certified mail, postage prepaid, addressed as aforesaid.

9.2       Place of Payment. All sums payable hereunder shall be paid in immediately available funds to the Bank, at its principal banking offices in Tulsa, Oklahoma, or at such other place as the Bank shall notify Borrowers in writing. If any interest, principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein) such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.

9.3       Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents. All statements contained in any certificate or other instrument delivered by Borrowers hereunder shall be deemed to constitute representations and warranties by Borrowers.

9.4       Parties in Interest. All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that Borrowers may not assign their rights or obligations hereunder without the prior written consent of the Bank.

9.5       Governing Law and Jurisdiction. This Agreement, the Revolver Note, the Security Instruments and all other Loan Documents shall be deemed to have been made or incurred under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of Oklahoma.

9.6       SUBMISSION TO JURISDICTION. BORROWERS HEREBY CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVES ANY OBJECTION WHICH BORROWERS MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THEM, AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO THEM AT THE ADDRESS SET FORTH IN SECTION 9.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED OR DELIVERED BY MESSENGER IN ACCORDANCE WITH SECTION 9.1.

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9.7       Highest Lawful Rate. It is the intention of the parties hereto that Bank shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to the Bank under laws applicable to it (including the laws of the United States of America and the State of Oklahoma or any other jurisdiction whose laws may be mandatorily applicable to the Bank notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Revolver Note or any ISDA Agreement, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Bank that is contracted for, taken, reserved, charged or received by the Bank under any of the Loan Documents or agreements or otherwise in connection with the Revolver Note shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by the Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Bank to Borrowers); and (ii) in the event that the maturity of the Revolver Note is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Bank may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Bank as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Bank on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by the Bank to Borrowers). All sums paid or agreed to be paid to the Bank for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Bank, be amortized, prorated, allocated and spread throughout the full term of the Loans evidenced by the Revolver Note until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to the Bank on any date shall be computed at the Highest Lawful Rate applicable to the Bank pursuant to this Section 9.7 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Bank would be less than the amount of interest payable to the Bank computed at the Highest Lawful Rate applicable to the Bank, then the amount of interest payable to the Bank in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Bank until the total amount of interest payable to the Bank shall equal the total amount of interest which would have been payable to the Bank if the total amount of interest had been computed without giving effect to this Section 9.7.

9.8       No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Bank. The rights and remedies herein

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provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the parties. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.

9.9       Costs. Borrowers agree to pay to the Bank on demand all reasonable, documented and out-of-pocket costs, fees and expenses (including without limitation reasonable attorneys' fees and legal expenses) incurred or accrued by the Bank in connection with the negotiation, preparation, execution, delivery, filing, recording and administration of this Agreement, the Security Instruments and the other Loan Documents, or any waiver, consent or modification thereto or thereof, or any enforcement thereof. Borrowers further agree that all such fees and expenses shall be paid regardless of whether or not the transactions provided for in this Agreement are eventually closed and regardless of whether or not any or all sums evidenced by the Revolver Note are advanced to Borrowers by Bank. Upon Borrowers' failure to pay all such costs and expenses within ten (10) days of the Bank's submission of invoices therefore, Bank shall pay such costs and expenses by debit to the general account of Borrowers without further notice to Borrowers.

9.10      Participation. Borrowers recognize and acknowledge that the Bank may sell participating interests in the Loans (or either of them) to one or more financial institutions (the "Participants"). Upon receipt of notice of the identity and address of each such Participant, Borrowers shall thereafter supply such Participant with the same information and reports communicated to the Bank, whether written or oral. Borrowers hereby acknowledge that each Participant shall be deemed a holder of the Revolver Note to the extent of its participation, and Borrowers hereby waive their rights, if any, to offset amounts owing to the Bank from Borrowers against any Participant's portion of such Revolver Note.

9.11      WAIVER OF JURY. BORROWERS AND BANK (BY THEIR ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN BORROWERS AND BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE REVOLVER NOTE OR THE OTHER LOAN DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE THE FINANCING CONTEMPLATED HEREBY AND EVIDENCED BY THE REVOLVER NOTE.

9.12      Payments Set Aside. To the extent that any payment by or on behalf of Borrowers is made to the Bank or the Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or other debtor relief law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

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9.13      Right of Setoff. To the extent permitted by applicable law, Bank reserves a right of setoff in all Borrower's accounts with Bank. This includes all accounts either Borrower holds jointly with another Person and all accounts Borrowers may open in the future. However, this right of setoff does not include any IRA or Keogh Accounts, or any trust accounts for which setoff would be prohibited by law. In the event of an Event of Default or Default of the Borrowers, Borrowers authorize Bank, to the extent permitted by applicable law, to charge or setoff all sums owing on the Indebtedness against any and all such accounts, and, at Bank's option, to administratively freeze all such accounts to allow Bank to protect Bank's charge and setoff rights provided in this Section 9.13.

9.14      Full Agreement. This Agreement and the other Loan Documents contain the full agreement of the parties and supersede all negotiations and agreements prior to the date hereof.

9.15      Headings. The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning hereof.

9.16      Severability. The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.

9.17      Exceptions to Covenants. Borrowers shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

9.18      WAIVER OF SPECIAL DAMAGES BORROWERS WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT SUCH BORROWERS MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

9.19      Conflict with Security Instruments. To the extent the terms and provisions of any of the Security Instruments are in conflict with the terms and provisions hereof, this Agreement shall be deemed controlling.

9.20      Exculpation Provisions. Borrowers specifically agree that they have a duty to read this Agreement and the Security Instruments and agree that they are charged with notice and knowledge of the terms of this Agreement and the Security Instruments; that Borrowers have in fact read this Agreement and are fully informed and have full notice and knowledge of the terms, conditions and effects of this Agreement; that Borrowers have been represented by independent legal counsel of their choice throughout the negotiations preceding Borrowers' execution of this Agreement and the Security Instruments; and has received the advice of Borrowers' attorney in entering into this Agreement and the Security Instruments; and that Borrowers recognize that certain of the terms of this Agreement and the Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its

38

responsibility for such liability. Borrowers agree and covenant that Borrowers will not contest the validity or enforceability of any exculpatory provision of this Agreement and the Security Instruments on the basis that the party had no notice or knowledge of such provision or that the provision is not "conspicuous."

9.21      US PATRIOT Act Notice. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrowers: the Bank hereby notifies Borrowers that it is required to obtain, verify and record information that identifies Borrowers, including Borrowers' name, residential address, tax identification number, and other information that will allow the Bank to identify Borrowers. Bank may also ask to see Borrowers' legal organizational documents or other identifying documents. The Bank will verify and record the information the Bank obtains from Borrowers pursuant to the USA PATRIOT Act, and will maintain and retain that record in accordance with the regulations promulgated under the USA PATRIOT Act.

9.22      Expenses; Indemnification.

(a)       Indemnification. Borrowers agree to indemnify and hold harmless the Bank and its officers, directors, trustees, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable attorneys' fees, disbursements and other charges) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation, or proceeding and regardless of whether such Indemnified Party is a party thereto or preparation of defense in connection therewith) the Loan Documents or any of the transactions contemplated herein or in any of the Loan Documents or the actual or proposed use of the proceeds of the Revolver Loans or the letters of credit issued hereunder, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.22 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrowers or any Subsidiary thereof, their respective directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Borrowers agree not to assert, and hereby waives, any claim against the Bank or any of its directors, officers, employees, attorneys, agents, and advisors, on any theory of liability, for, direct or indirect, special, incidental, consequential, exemplary or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolver Loans or the letters of credit issued hereunder.

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(b)       Survival. Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section 9.22 shall survive the repayment of the Revolver Loans, the other Indebtedness and other obligations under the Loan Documents and the termination of the Commitments hereunder.

9.23       Recovery of Additional Costs. If any Change in Law (defined below) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, deposit requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Bank for extending, maintaining or funding the Revolver Commitments, (B) reduce the amounts payable to the Bank under the Revolver Commitment, or (C) reduce the rate of return on the Bank's capital as a consequence of the Bank's obligations with respect to the Revolver Commitment, then Borrowers agree to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank's written demand for such payment. Bank's demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrowers, which explanation and calculations shall be conclusive in the absence of manifest error. "Change in Law" means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any court or administrative or governmental authority of any law, rule, regulation or treaty, or (c) the making or issuance by any court or administrative or governmental authority of any request, rule, policy, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the US or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

9.24       Government Regulation. Borrowers shall not (1) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any loan advance or extension of credit to Borrowers or from otherwise conducting business with Borrowers, or (2) fail to provide documentary and other evidence of Borrowers' identity as may be requested by Bank at any time to enable Bank to verify Borrower's identity or to comply with any applicable law or regulation, including without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

9.25       Assignability. Borrowers agree that the Bank, subject to existing agreements between the Bank and Borrowers and any applicable confidentiality agreements, may provide any information or knowledge that Bank may have about Borrowers or about any matter relating to this Loan Agreement or the other Loan Documents to any one or more purchasers or potential purchasers of the Bank's interest in this Loan Agreement or any other Loan Document. Borrowers agree that the Bank may at any time sell, assign or transfer one or more interests or

40

participations in all or any part of its rights and obligations in this Loan Agreement or any other Loan Document to one or more purchasers whether or not related to the Bank.

9.26      Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

9.27      Errors and Omissions. Borrowers agree to fully cooperate with Bank and adjust clerical errors on any or all Loan Documents or other loan closing documentation if deemed necessary or desirable in the reasonable discretion of Bank.

9.28      Confidentiality. The Bank, including as Letter of Credit Issuer, agrees to hold any confidential information that it may receive from Borrowers pursuant to this Agreement in confidence, except for disclosure (a) to the extent they need to know in connection with the negotiation, administration or enforcement of the Loan Documents, to (i) its Affiliates, and any of the officers, directors, employees and agents of any of the foregoing; and (ii) to legal counsel, accountants and other professional advisors to Borrowers or the Bank; (b) to regulatory officials having jurisdiction over the Bank; (c) as required by Law or legal process or in connection with any legal proceeding to which either of the Bank or Borrowers are adverse parties; (d) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of its interests hereunder or a participation interest in its proportionate share; or (e) if an Event of Default has occurred and is continuing, to the extent that the Bank determines such disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Loan Documents. For purposes of the foregoing, "confidential information" shall mean all information respecting Borrowers or their Affiliates or their respective businesses delivered to the Bank, other than (i) information that was publicly known prior to the time of such disclosure (including information previously filed with any Tribunal and available to the public), (ii) information that subsequently becomes publicly known through no violation of this Section by the Bank, its Affiliates or any of the officers, directors, employees and agents of any of the foregoing and (iii) information that otherwise becomes known to the Bank other than through non-confidential disclosure by, or on behalf of, Borrowers or any Affiliate thereof. Nothing in this Section 9.28 shall be construed to create or give rise to any fiduciary duty on the part of any of the Bank to Borrowers.

9.29      Time of the Essence. Time is of the essence of the Loan Documents.

9.30      Commercial Transaction. Borrowers represent, warrant and acknowledge that the transaction of which this Agreement is a part is a commercial transaction and not a consumer transaction. Monies now or in the future to be advanced to or on behalf of Borrowers are not and will not be used for personal, family or household purposes.

9.31      Relationship of Parties. The relationship between Borrowers, on the one hand, and the Bank, on the other, is, and at all times shall remain, solely that of borrower and lender. The Bank shall not under any circumstances be construed to be partners or joint venturers of Borrowers or any of their Affiliates; nor shall the Bank under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrowers or any of their Affiliates, or to owe any fiduciary duty to Borrowers or any of their Affiliates. The Bank does not undertake or assume any responsibility or duty to Borrowers or any of their Affiliates to

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select, review, inspect, supervise, pass judgment upon or otherwise inform Borrowers or any of their Affiliates of any matter in connection with Borrowers or their Property, any security held by the Bank or the operations of Borrowers or any of their Affiliates. Borrowers and each of their Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Bank in connection with such matters is solely for the protection of the Bank and neither Borrowers nor any of their Affiliates is entitled to rely thereon. Without limiting the generality of the foregoing, Borrowers expressly acknowledge that they have, independently and without reliance upon any advice, recommendation or information from the Bank or any of its Affiliates, made its own decision regarding the use of the proceeds of the Revolver Loans, and to obtain the Revolver Loan under the terms and conditions of this Agreement.

9.32       Not a Reportable Transaction. The parties signatory hereto acknowledge and stipulate and Borrowers represents to Bank that the transactions contemplated by this Agreement do not constitute a "Reportable Event" as that term is described and defined in regulations of the Treasury Department of the United States.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Revolver Loan Agreement to be duly executed and delivered by the respective duly authorized representatives of Borrowers to the Bank in Tulsa, Oklahoma, effective as of the day and year first above written.

BORROWERS:	EMPIRE NORTH DAKOTA LLC, a Delaware limited liability company By: /s/ Michael R. Morrisett Name: Michael R. Morrisett Title: Chief Executive Officer

EMPIRE ND ACQUISITION LLC, a Delaware limited liability company By: /s/ Michael R. Morrisett Name: Michael R. Morrisett Title: Chief Executive Officer

Loan Agreement Signature Page

BANK:	EQUITY BANK, a Kansas banking corporation By: /s/ Terry Blain Terry Blain, Senior Vice President/Energy Bank

 Loan Agreement Signature Page

LIST OF EXHIBITS and schedules

EXHIBITS

Exhibit A - Compliance Certificate (§ 6.6(a)(ii))

Exhibit B - Other Obligations (§ 6.17), Liabilities (§ 6.19)

Exhibit C - Pending Litigation (§ 7.2)

Exhibit D - Take or Pay Disputes (§ 7.19)

 LIST OF EXHIBITS